QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CA, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our audit report covering the March 31, 2008, consolidated financial statements and the related consolidated financial statement schedule refers to a change during the fourth quarter of fiscal year 2008 in the Company's method of accounting for accounts receivable and unearned revenue on billed and uncollected amounts due from customers from a "net method of presentation" to a "gross method of presentation".

Our audit report covering the March 31, 2008, consolidated financial statements and the related consolidated financial statement schedule also contains an explanatory paragraph that states that effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.

/s/ KPMG LLP

New York, New York

June 12, 2008

QuickLinks

  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm